                                                                                       EXHIBIT 12

                         PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (U.S. dollar amounts in thousands)


                                  Six Months                 Year Ended December 31,
                                     Ended
                                 June 30, 1996     1995       1994       1993       1992       1991
                                 -------------     ----       ----       ----       ----       ----
Earnings from continuing
 operations before income taxes     $197,415    $1,136,393 $1,271,276 $  777,736 $  947,395 $  909,659

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                   1,686         7,389      8,156      8,037      6,464      5,062
                                    --------    ---------- ---------- ---------- ---------- ----------
                                     195,729     1,129,004  1,263,120    769,699    940,931    904,597

Add: Amortization of previously
 capitalized interest                  2,856        10,079      7,695      5,419      4,486      3,109

Fixed charges included in the above:
  Interest and amortization of debt
  expense                             54,922       121,018    139,013    209,399    162,425    145,655

 Rental expense representative
 of an interest factor                17,665        35,330     35,290     32,348     34,743     36,834
                                    --------    ---------- ---------- ---------- ---------- ----------
Earnings before income taxes and
 fixed charges                      $271,172    $1,295,431 $1,445,118 $1,016,865 $1,142,585 $1,090,195
                                    ========    ========== ========== ========== ========== ==========
Interest incurred and amortization
 of debt expense                    $ 60,744    $  148,542 $  164,341 $  233,683 $  178,677 $  158,724

Rental expense representative of an
 interest factor                      17,665        35,330     35,290     32,348     34,743     36,834
                                    --------    ---------- ---------- ---------- ---------- ----------
Total fixed charges                 $ 78,409    $  183,872 $  199,631 $  266,031 $  213,420 $  195,558
                                    ========    ========== ========== ========== ========== ==========
Ratio of earnings to fixed charges      3.46          7.05       7.24       3.82       5.35       5.57
                                        ====          ====       ====       ====       ====       ====